Exhibit 99.2

FIRST AMENDMENT TO THE

ACNB BANK AMENDED AND RESTATED

EXECUTIVE SUPPLEMENTAL LIFE INSURANCE PLAN

Insured/Participant Name:

This First Amendment to the Amended and Restated Executive Supplemental Life Insurance Plan is hereby made effective as of the 1st day of November, 2023, by ACNB Bank.

WHEREAS, ACNB Bank previously implemented the Amended and Restated Executive Supplemental Life Insurance Plan (the “Plan”) dated as of and effective December 31, 2014; and,

WHEREAS, in accordance with Article 8 of the Plan document, the Company desires to amend the Plan document and the Split Dollar Policy Endorsement, provided as Exhibit B of the Plan, to enhance benefits payable to the Participant through a change in the formula that determines the benefit amount and the utilization of current life insurance Policies and/or purchase of additional life insurance Policies.

NOW, THEREFORE, this Amendment is hereby adopted as follows:

Section 3.1 of the Plan is hereby deleted in its entirety and replaced with the following:

3.1 Participant's Interest. Unless or until the Participant's rights under the Plan shall terminate as provided in Section 2.3, with respect to the Policy(ies), the Participant shall have the right to designate the beneficiary of the death benefit amounts set forth in the Participant's individual Split Dollar Policy Endorsement.

Insurer(s) and Policy Number(s) applicable to Exhibit B, Split Dollar Policy Endorsement, include:

Insurer/Policy Number:
Insurer/Policy Number:

Paragraph 1 of Exhibit B, Split Dollar Policy Endorsement, is hereby deleted in its entirety and replaced with the following:

1.	Subject to the ACNB Bank Amended and Restated Executive Supplemental Life Insurance Plan, the terms and conditions of which are incorporated by reference herein, the beneficiary designated by the Insured, or his or her transferee, shall be the beneficiary, subject to the attached vesting schedule, of an amount equal to Two (2) Times the Participant's Base Annual Salary. Furthermore, the death proceeds due to the Insured's designated beneficiary shall never exceed the Net Death Proceeds under the Policy or Policies covering the Insured's life as of the Insured's date of death. For purposes of this Plan, Net Death Proceeds means, as of any date, the difference between the cash surrender value of the Policy or Policies, which is the Bank's equity or carry value of the Policy or Policies, and the total death proceeds payable under the Policy upon the death of the Insured.

In all other respects, the Plan and related Exhibits are ratified and confirmed.

IN WITNESS WHEREOF, this Amendment is adopted and made effective as of the date first written above.

COMPANY:	Attest:

ACNB Bank

James P. Helt	Emily E. Berwager
President & CEO	SVP/Human Resources Manager